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Exhibit 5.1

Consent of Independent Auditors

        We hereby consent to the incorporation by reference in this Registration Statement of Enbridge Inc. (the "Corporation") on Form F-10 (the "Registration Statement") of our report to the shareholders of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2013 and 2012 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013. Our report is dated February 14, 2014.

        We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Calgary, Alberta, Canada
September 3, 2014

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  Exhibit 5.1
Consent of Independent Auditors